UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

WINDAUS GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

WYOMING	0-54360	98-0178621
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 Buckeye Street

North Vernon, Indiana 47265

(Address of Principal Executive Offices)

(812) 953-1481

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On or about October 7, 2013, the Company entered into subscription agreements with six (6) accredited investors for the issuance of 520,000 shares at $0.25 per share together with warrants to purchase 520,000 shares at $0.50 per share for an aggregate purchase price of $130,000.

On or about October 17, 2013, the Company entered into a subscription agreements with an accredited investor for the issuance of 260,000 shares at $0.25 per share together with warrants to purchase 260,000 shares at $0.50 per share for an aggregate purchase price of $65,000.

On or about October 22, 2013, the Company entered into a subscription agreements an accredited investor for the issuance of 100,000 shares at $0.25 per share together with warrants to purchase 100,000 shares at $0.50 per share for an aggregate purchase price of $25,000.

On November 25, 2013, the Registrant entered into a subscription agreement with an accredited investors for the issuance of 2.5 million shares of common stock of the Company at $0.40 per share for an aggregate purchase price of $1,000,000. The purchase price was advanced to the Company on November 25, 2013, and the transaction was consummated following delivery of executed subscription agreements on December 18, 2013.

These securities were not registered under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since the Conventions Shareholders agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Windaus Global Energy, Inc.

Date: December 24, 2013	By:	/s/ Daniel Bates
	Name:	Daniel Bates